Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MiMedx Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	94,000(2)	$6.44(3)	$605,360	$0.0001102	$66.71

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	243,000(4)	$7.665(5)	$1,862,595	$0.0001102	$205.26

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	97,200(6)	$7.665(7)	$745,038	$0.0001102	$82.10

Total Offering Amounts					$3,212,993		—

Total Fee Offsets							—

Net Fee Due							$354.07

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares of the Common Stock of MiMedx Group, Inc. (the “Registrant”) that may be offered or issued under the awards by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of the Registrant’s Common Stock issuable under the Non-Plan Inducement Stock Option award granted on July 5, 2023 in accordance with Nasdaq Listing Rule 5635(c)(4).
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based upon the basis of the price at which the option may be exercised, which was the closing price of a share of the Registrant’s Common Stock on the date of grant of such option as reported on the Nasdaq Stock Market on July 5, 2023.

(4)	Represents shares of the Registrant’s Common Stock issuable under the Non-Plan Inducement Performance Stock Unit award granted on July 5, 2023 in accordance with Nasdaq Listing Rule 5635(c)(4).
(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on July 19, 2023.

(6)	Represents shares of the Registrant’s Common Stock issuable under the Non-Plan Inducement Restricted Stock Unit award granted on July 5, 2023 in accordance with Nasdaq Listing Rule 5635(c)(4).
(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on July 19, 2023.